Exhibit 99.2

Dresser, Inc. Commences Tender Offer and Consent Solicitation for 9 3/8% Senior Subordinated Notes due 2011

DALLAS, TEXAS (Sept. 25, 2006)—Dresser, Inc. announced today that it has commenced a cash tender offer for any and all of its outstanding 9 3/8% senior subordinated notes due 2011 and a solicitation of consents for proposed amendments to the indenture.

The tender offer will expire at midnight, New York City time, on Oct. 23, 2006, and the solicitation of consents at 5 p. m., New York City time, on Oct. 6, 2006. The times and dates may be extended or terminated at the company’s discretion. Dresser is offering to purchase the notes at a price of $1,048.13 for each $1,000 of principal amount of notes tendered, plus accrued and unpaid interest up to, but not including, the date the notes are paid under the terms of the offer. This purchase price includes a $20 fee for each $1,000 of principal amount for holders who validly tender, and do not withdraw, their notes and who deliver, and do not revoke, their consents prior to the expiration of the consent solicitation.

The company’s obligation to accept tendered notes for payment is contingent upon a majority of the holders consenting to the proposed amendments to the indenture and the company’s consummation of the previously announced refinancing of its existing senior debt facilities with available borrowings sufficient to pay amounts due to tendering holders of the notes. If the proposed amendments, which eliminate many restrictive covenants contained in the indenture, become operative, they will be binding on all non-tendering holders. The transaction is described fully in the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal, both dated Sept. 25, 2006.

The company has retained Morgan Stanley to act as dealer manager and solicitation agent in connection with the tender offer and consent solicitation. MacKenzie Partners, Inc. is the depositary and information agent for the offer. Questions regarding the tender offer and consent solicitation should be directed to Morgan Stanley at 800-624-1808 (U. S. toll-free) and 212-761-5746 (collect) and requests for copies of the Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal to MacKenzie Partners at 800-322-2885 (U. S. toll-free) and 212-929-5500 (collect).

This press release does not constitute an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the notes nor is this release an offer or solicitation of an offer to sell new securities. Neither the Dresser Board of Directors nor any other person makes any recommendation as to whether holders of notes should tender their notes, and no one has been authorized to make such a recommendation. Holders of notes must make their own decisions as to whether to tender their notes, and if they decide to do so, the principal amount of notes to tender.

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Dresser, Inc.

15455 Dallas Parkway, Suite 1100 • Addison, Texas 75001 • phone 972/361-9933 • fax 972/361-9929

Dresser, Inc. Commences Tender offer and Consent Solicitation for 9 3/8% Senior Subordinated Notes due 2011

About Dresser, Inc.

Dresser, Inc. is a worldwide leader in the design, manufacture and marketing of highly engineered equipment and services sold primarily to customers in the flow control, measurement systems, and compression and power systems segments of the energy industry. Headquartered in Dallas, Texas, Dresser has a comprehensive global presence, with approximately 6,500 employees and a sales presence in more than 100 countries worldwide. The Company’s website can be accessed at www.dresser.com.

Safe Harbor Statement

This document contains forward-looking statements made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including without limitation the company’s expectations regarding the completion of the refinancing and offer to purchase and consent solicitation referenced above. Actual results may differ from the expectations described in these forward-looking statements, which are subject to factors that are not in every case under the company’s control. Factors that could affect the company’s forward-looking statements may include, among other things, unexpected effects from the pending audit of the company’s 2005 financial statements, its quarterly financial statement reviews, and its current accounting issues, including discontinued operations treatment of divested businesses, on the company’s financial position, results of operations or liquidity, and unanticipated changes to the company’s previously issued financial statements as a result of its pending restatements. In addition, see the “Risk Factors” disclosure in the company’s Quarterly Report on Form 10-Q for the period ended Sept. 30, 2005.

Because the information herein is based solely on data currently available at this time, it is subject to change as a result of situations over which the company may have no control or influence, and should not therefore be viewed as an assurance regarding such information. Additionally, the company is not obligated to make public disclosure of such changes unless required to do so under applicable rules and regulations.

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COMPANY CONTACT:

Jenny Haynes

Vice President of Investor Relations and Communications

(972) 361-9933

Jenny.haynes@dresser.com